Exhibit 99.1

Endurance International Group Reports 2015 Third Quarter Results

•	GAAP revenue for the quarter increased 18 percent over the same period a year ago to $188.5 million

•	Adjusted revenue for the quarter increased 15 percent over the same period a year ago to $190.3 million

•	Adjusted EBITDA for the quarter increased 15 percent over the same period a year ago to $66.6 million

•	GAAP net loss for the quarter was $15.4 million

•	Subscribers on platform reached approximately 4.5 million

BURLINGTON, MA (November 2, 2015) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today reported financial results for its third quarter ended September 30, 2015.

“We are very pleased at our core business execution, and are excited about the acquisition we announced earlier today. We believe that both reaffirm our strengths in attracting small businesses to our platform through multiple gateways, offering a complete online source of end-to-end solutions,” commented Hari Ravichandran, chief executive officer and founder of Endurance International Group. “Our third quarter demonstrates our ability to continue to deliver strong results as we roll out new initiatives. We believe that these initiatives are important for future growth, and will continue to invest behind them. We were pleased to see our adjusted EBITDA in the third quarter return to 15 percent growth year over year, and are excited about the many possibilities ahead. We firmly believe that a combination of our growth initiatives, focus on the core business, and accretive M&A will create scale benefits and result in long-term shareholder value creation.”

Third Quarter Financial Highlights

•	GAAP revenue was $188.5 million, an increase of 18 percent compared to $160.2 million in the third quarter of 2014.

•	Adjusted revenue was $190.3 million, an increase of 15 percent compared to $164.9 million in the third quarter of 2014. Excluding foreign currency impact, adjusted revenue would have been $1.2 million higher.

•	GAAP net loss attributable to Endurance International Group Holdings, Inc. was $15.4 million, or $(0.12) per diluted share, compared to a net loss of $7.9 million, or $(0.06) per diluted share, for the third quarter of 2014.

•	Adjusted EBITDA was $66.6 million, an increase of 15 percent compared to $58.0 million in the third quarter of 2014. Excluding foreign currency impact, adjusted EBITDA would have been $0.9 million higher.

•	GAAP cash from operations was $37.6 million, a decrease of 1 percent compared to $38.1 million in the third quarter of 2014 due primarily to restructuring costs and transaction-related and legal expenses.

•	Free cash flow, defined as GAAP cash from operations, less capital expenditures and capital lease obligations, was $27.9 million, a decrease of 13 percent compared to $31.9 million in the third quarter of 2014. The decrease was due primarily to restructuring costs and transaction-related and legal expenses.

•	Unlevered free cash flow (as reported) was $51.2 million, an increase of 2 percent compared to $50.1 million in the third quarter of 2014.

Third Quarter Operating Highlights

•	Total subscribers on platform were approximately 4.482 million. See “Total Subscribers” below.

•	Average revenue per subscriber (ARPS) was $14.29, compared to $14.49 for the third quarter of 2014.

•	During the quarter, the company acquired its largest co-located data center from ACE Data Centers. The total cash consideration for this acquisition is expected to be approximately $76.0 million, including $31.5 million in 2016 deferred consideration.

•	Subsequent to quarter end, the company entered into a definitive agreement to acquire outstanding shares of Constant Contact, in an all cash deal valued at $1.1 billion.

Fiscal Year 2015 and Fiscal 2016 Guidance for Endurance (Standalone):

The Company is providing the following guidance as of the date of this release, November 2, 2015. This guidance does not reflect any impact of the announced acquisition of Constant Contact.

For the full year 2015 ending December 31, 2015, the company expects:

(in millions)	Prior Guidance (at August 4, 2015)	Current Guidance (at November 2, 2015)
Adjusted Revenue	$745 - $755	$745 - $750
Year over year growth	14% - 16%	14% - 15%
Adjusted EBITDA	$275 - $285	$265 - $270
Year over year growth	17% - 21%	12% - 15%
UFCF (as reported)	$220 - $230	$220 - $230
Year over year growth	14% - 19%	14% - 19%

For the full year ending December 31, 2016, the company expects:

Adjusted Revenue	~11% to 13% year over year growth
Adjusted EBITDA	~11% to 13% year over year growth
Capital Expenditures	~5% of adjusted revenue
Free Cash Flow	~15% to 20% year over year growth

Adjusted revenue, adjusted EBITDA, UFCF (as reported), free cash flow, and ARPS are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable measure calculated in accordance with GAAP is provided in the financial statement tables included at the end of this press release. An explanation of these measures is also provided below under the heading “Use of Non-GAAP Financial Measures.” We have not reconciled our adjusted revenue, adjusted EBITDA, UFCF (as reported) or FCF guidance to the most comparable GAAP metrics because we do not provide guidance for the reconciling items between these non-GAAP metrics and the most comparable GAAP metrics, as certain of these items are out of our control and/or cannot be reasonably predicted.

Conference Call and Webcast Information

Endurance International Group’s third quarter 2015 financial results teleconference and webcast is scheduled to begin at 8:00 a.m. EST on Monday, November 2, 2015. To participate on the live call, analysts and investors should dial (888) 734-0328 at least ten minutes prior to the call. Endurance International Group will also offer a live and archived webcast of the conference call, accessible from the Investor Relations section of the company’s website at http://ir.endurance.com.

Use of Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use certain “non-GAAP financial measures” described below to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor the non-GAAP financial measures described below, and we believe they are helpful to investors, because we believe they reflect the operating performance of our business and help management and investors gauge our ability to generate cash flow, excluding some recurring and non-recurring expenses that are included in the most directly comparable measures calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to adjustments for integration and restructuring expenses. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Furthermore, interest expense, which is excluded from some of our non-GAAP measures, has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss) plus (i) changes in deferred revenue, depreciation, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of assets, expenses related to integration of acquisitions and restructurings, transaction expenses and charges, certain legal advisory expenses, interest expense and income tax expense, less (ii) earnings of unconsolidated entities, net gain on sale of assets and the impact of purchase accounting related to reduced fair value of deferred domain registration costs. Due to our history of acquisitions and financings, we have incurred and will continue to incur charges for integration, restructuring and transaction expenses that primarily relate to the process of acquiring another business and integrating that business into our support and/or technical platforms. We believe that adjusting for these items is useful to investors in evaluating the post integration performance of our company. We manage our business based on the cash collected from our subscribers and the cash required to acquire and service those subscribers. We believe highlighting cash collected and cash spent in a given period provides insight to an investor to gauge the overall health of our business. Under GAAP, although subscription fees are paid in advance, we recognize the associated revenue over the subscription term, which does not fully reflect short-term trends in our operating results. In order to capture these trends and report our performance consistently with how we manage our business, we include the change in deferred revenue for the period in our calculation of adjusted EBITDA for that period.

Free Cash Flow, or FCF, is a non-GAAP financial measure that we calculate as cash flow from operations less capital expenditures and capital lease obligations and dividend from minority interest. We believe that FCF provides investors with an indicator of our ability to generate positive cash flows after meeting our obligations with regard to capital expenditures and payment of interest on our outstanding indebtedness.

Unlevered Free Cash Flow, or UFCF, is a non-GAAP financial measure that we calculate as FCF plus interest paid. We believe the most useful indicator of our operating performance is the cash generating potential of our company prior to any accounting charges related to our acquisitions and after investment in capital expenditures to operate our technology platform. Given our substantial bank debt, we believe it is important to present to our investors the cash generation potential of our business prior to interest payments.

Unlevered Free Cash Flow (as reported), or UFCF (as reported), is a non-GAAP financial measure that we calculate as UFCF plus integration and restructuring expenses, transaction expenses and charges, certain legal advisory expenses, and dividend related payments. We believe that this presentation provides investors with an alternative view of UFCF by adding back expenses that primarily relate to the process of acquiring another business and integrating that business into our support and/or technical platforms, which we believe is useful to investors in evaluating the post integration performance of our company. UFCF (as reported) also adds back certain legal advisory and dividend related expenses that we believe do not reflect our ongoing operating performance.

Adjusted Revenue is a non-GAAP financial measure that we calculate as GAAP revenue adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions. Historically, we also adjusted the amount of revenue to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. Since the first quarter of 2014, we have included the revenue we add through business acquisitions from the closing date of the relevant acquisition. We believe that excluding fair value adjustments to deferred revenue is useful to investors because it shows our revenue prior to purchase accounting charges related to our acquisitions.

Total Subscribers—We define total subscribers as those that, as of the end of a period, are identified as subscribing directly to our products on a paid basis, excluding accounts that access our solutions via resellers or that purchase only domain names from us.

Historically, in calculating total subscribers, we included the number of end-of-period subscribers we added through business acquisitions as if those subscribers had subscribed with us since the beginning of the period presented. Since the first quarter of 2014, we have included subscribers we added through business acquisitions from the closing date of the relevant acquisition. Additionally, in the fourth quarter of 2014, we modified our definition of total subscribers to better reflect our expanding product mix by including paid subscribers to all of our subscription-based products, rather than limiting the definition to paid subscribers to our hosted web presence solutions. Subscribers of more than one brand are counted as separate subscribers.

Total subscribers for a period reflects adjustments to add or subtract subscribers as we integrate acquisitions and/or are otherwise able to identify subscribers that meet this definition of total subscribers. Approximately 9 percent of the increase in total subscribers in the third quarter of 2015 consists of these adjustments.

Average Revenue Per Subscriber, or ARPS, is a non-GAAP financial measure that we calculate as the amount of adjusted revenue we recognize in a period, including marketing development funds and other revenue not received from subscribers, divided by the average of the number of total subscribers at the beginning of the period and at the end of the period, which we refer to as average subscribers for the period. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing and sell products and services to new and existing subscribers. As we on-board new subscribers, we typically on-board them at introductory prices, which negatively impacts ARPS. Furthermore, ARPS can be impacted by our acquisitions since the acquired subscribers may have higher or lower than average ARPS.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our financial guidance for fiscal year 2015 and fiscal year 2016; the impact of new initiatives on our future growth; our ability to achieve scale benefits and create long-term shareholder value through growth initiatives, focus on our core business and accretive M&A; the amount of cash consideration for the data center acquisition; and our future financial and operational performance in general. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2015 filed with the Securities and Exchange Commission (SEC) on August 7, 2015 and most recent Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 27, 2015 and other reports we file with the SEC. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group is a publicly traded (NASDAQ: EIGI) technology company that helps power small and medium-sized businesses online. Through its proprietary cloud platform, Endurance provides web presence solutions including web hosting, eCommerce, eMarketing and mobile business tools to approximately 4.5 million subscribers around the globe. The company’s world-class family of brands includes Bluehost, HostGator, iPage, Domain.com, A Small Orange, MOJO Marketplace, BigRock and ResellerClub, among others. Headquartered in Burlington, Massachusetts, Endurance employs more than 2,700 people across the United States in Utah, Texas, Washington and Arizona and in the United Kingdom, India, Israel and Brazil. For more information on how Endurance can help grow your business, visit endurance.com, follow us on Twitter @EnduranceIntl and like us on Facebook at www.facebook.com/EnduranceInternational.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Dani LaSalvia

Endurance International Group

(781) 852-3212

press@endurance.com

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2014	September 30, 2015
Assets
Current assets:
Cash and cash equivalents	$32,379	$34,162
Restricted cash	1,325	1,207
Accounts receivable	10,201	12,112
Deferred tax asset—short term	13,961	13,961
Prepaid domain name registry fees	49,605	59,130
Prepaid expenses and other current assets	13,173	16,121

Total current assets	120,644	136,693
Property and equipment—net	56,837	67,885
Goodwill	1,105,023	1,190,451
Other intangible assets—net	410,338	368,039
Deferred financing costs	400	339
Investments	40,447	32,205
Prepaid domain name registry fees, net of current portion	7,957	5,273
Other assets	4,397	1,432

Total assets	$1,746,043	$1,802,317

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$8,960	$11,230
Accrued expenses	38,275	47,656
Deferred revenue	259,567	282,877
Current portion of notes payable	60,500	80,500
Current portion of capital lease obligations	3,793	4,173
Deferred consideration—short term	13,917	48,137
Other current liabilities	10,358	7,047

Total current liabilities	395,370	481,620
Long-term deferred revenue	65,850	75,027
Notes payable—long term	1,026,375	1,018,500
Capital lease obligations	4,302	1,096
Deferred tax liability—long term	35,579	41,253
Deferred consideration	10,722	3,498
Other liabilities	2,806	3,304

Total liabilities	$1,541,004	$1,624,298

Redeemable non-controlling interest	30,543	—
Commitments and contingencies
Stockholders’ equity:
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 130,959,113 and 131,506,256 shares issued at December 31, 2014 and September 30, 2015, respectively; 130,914,333 and 131,504,177 outstanding at December 31, 2014 and September 30, 2015, respectively	14	14
Additional paid-in capital	816,591	838,010
Accumulated other comprehensive loss	(517)	(1,875)
Accumulated deficit	(641,592)	(658,130)

Total stockholders’ equity	174,496	178,019

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,746,043	$1,802,317

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

(in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
Revenue	$160,167	$188,523	$457,909	$548,272
Cost of revenue	97,416	110,773	279,218	316,684

Gross profit	62,751	77,750	178,691	231,588

Operating expense:
Sales and marketing	34,761	37,523	114,610	109,791
Engineering and development	4,179	7,902	14,497	19,906
General and administrative	18,557	23,212	50,914	63,031

Total operating expense	57,497	68,637	180,021	192,728

Income (loss) from operations	5,254	9,113	(1,330)	38,860

Other income (expense):
Other income	—	—	—	5,440
Interest income	83	107	255	316
Interest expense	(14,407)	(14,624)	(42,219)	(42,956)

Total other expense—net	(14,324)	(14,517)	(41,964)	(37,200)

Income (loss) before income taxes and equity earnings of unconsolidated entities	(9,070)	(5,404)	(43,294)	1,660
Income tax expense	289	5,397	4,776	9,082

Loss before equity earnings of unconsolidated entities	(9,359)	(10,801)	(48,070)	(7,422)
Equity (income) loss of unconsolidated entities, net of tax	84	4,550	(26)	9,116

Net loss	$(9,443)	$(15,351)	$(48,044)	$(16,538)

Net loss attributable to non-controlling interest	(1,545)	—	(7,413)	—

Net loss attributable to Endurance International Group Holdings, Inc.	$(7,898)	$(15,351)	$(40,631)	$(16,538)

Comprehensive loss:
Foreign currency translation adjustments	(243)	(836)	(195)	(1,358)

Total comprehensive loss	$(8,141)	$(16,187)	$(40,826)	$(17,896)

Basic and diluted net loss per share attributable to Endurance International Group Holdings, Inc. common stockholders	$(0.06)	$(0.12)	$(0.32)	$(0.13)

Weighted-average common shares used in computing net loss per share attributable to Endurance International Group Holdings, Inc.
Basic and diluted	127,475,305	131,398,446	127,053,560	131,195,109

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
Cash flows from operating activities:
Net loss	$(9,443)	$(15,351)	$(48,044)	$(16,538)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	8,005	8,554	22,553	24,649
Amortization of other intangible assets	26,247	23,758	75,788	67,191
Amortization of deferred financing costs	19	21	57	62
Amortization of net present value of deferred consideration	—	207	5	488
Stock-based compensation	4,189	9,762	11,362	20,272
Deferred tax expense	(406)	3,660	1,534	5,621
(Gain) loss on sale of assets	(365)	(191)	(291)	(155)
Gain from unconsolidated entities	—	—	—	(5,440)
(Income) loss of unconsolidated entities	84	4,550	(26)	9,116
Dividend from minority interest	167	—	167	—
(Gain) loss from change in deferred consideration	398	—	420	1,083
Changes in operating assets and liabilities:
Accounts receivable	(910)	(1,935)	(1,401)	(1,742)
Prepaid expenses and other current assets	(4,510)	(2,452)	(21,973)	(9,254)
Accounts payable and accrued expenses	2,648	359	2,444	9,257
Deferred revenue	12,015	6,640	61,932	29,204

Net cash provided by operating activities	38,138	37,582	104,527	133,814

Cash flows from investing activities:
Business acquired in purchase transaction, net of cash acquired	(50,940)	(44,298)	(76,098)	(73,212)
Cash paid for minority investment	(3,940)	(7,250)	(18,940)	(7,250)
Purchases of property and equipment	(5,114)	(8,756)	(18,015)	(23,267)
Proceeds from sale of property and equipment	2	93	86	93
Proceeds from note receivable	—	—	—	3,454
Proceeds from sale of assets	100	127	100	191
Purchases of intangible assets	(100)	(36)	(200)	(44)
Net withdrawals and (deposits) of principal balances in restricted cash accounts	(111)	193	73	(109)

Net cash used in investing activities	(60,103)	(59,927)	(112,994)	(100,144)

Cash flows from financing activities:
Repayment of term loan	(2,625)	(2,625)	(7,875)	(7,875)
Proceeds from borrowing of revolver	52,000	71,000	107,000	109,000
Repayment of revolver	(24,000)	(36,000)	(46,000)	(89,000)
Payment of financing costs	—	—	(12)	—
Payment of deferred consideration	—	—	(81,503)	(10,591)
Payment of redeemable non-controlling interest liability	(4,190)	(10,181)	(4,190)	(30,543)
Principal payments on capital lease obligations	(908)	(954)	(2,690)	(2,827)
Proceeds from exercise of stock options	12	495	12	1,147
Issuance costs of common stock	—	—	(731)	—

Net cash provided by cash (used in) financing activities	20,289	21,735	(35,989)	(30,689)

Net effect of exchange rate on cash and cash equivalents	132	(761)	44	(1,198)

Net (decrease) increase in cash and cash equivalents	(1,544)	(1,371)	(44,412)	1,783
Cash and cash equivalents:
Beginning of period	23,947	35,533	66,815	32,379

End of period	$22,403	34,162	$22,403	$34,162

Supplemental cash flow information:
Interest paid	$14,309	14,338	$42,578	$42,449
Income taxes paid	$546	1,557	$1,497	$3,974
Supplemental disclosure of non-cash financing activities:
Shares issued in connection with the acquisition of Directi	$—	—	$27,235	—
Assets acquired under capital lease	$—	—	$11,704	—

The following table reflects the reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP (all data in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
Net loss	$(9,443)	$(15,351)	$(48,044)	$(16,538)
Stock-based compensation	4,189	9,762	11,362	20,272
Gain on sale of assets	(365)	(191)	(291)	(155)
Gain of unconsolidated entities (1)	84	4,550	(26)	3,676
Amortization of intangible assets	26,247	23,758	75,788	67,191
Amortization of deferred financing costs	19	21	57	62
Changes in deferred revenue	12,015	6,640	61,932	29,204
Impact of reduced fair value of deferred domain registration costs	(4,255)	(442)	(16,592)	(1,645)
Transaction expenses and charges	1,786	1,461	3,906	4,602
Integration and restructuring expenses	5,166	7,770	16,337	11,513
Legal advisory expenses (2)	—	133	—	1,188
Depreciation	8,005	8,554	22,553	24,649
Income tax expense	289	5,397	4,776	9,082
Interest expense, net (excluding amortization of deferred financing costs)	14,305	14,496	41,907	42,578

Adjusted EBITDA	$58,042	$66,558	$173,665	$195,679

(1)	The gain of unconsolidated entities is reported on a net basis for the nine months ended September 30, 2015. The nine months ended September 30, 2015 includes a $5.4 million gain for the redemption of our equity interest in World Wide Web Hosting, partially offset by our proportionate share of net losses from unconsolidated entities $9.1 million.
(2)	Consists of legal and related advisory expense associated with matters that are the subject of a class action lawsuit filed against the Company in May 2015.

The following table reflects the reconciliation of cash flows from net cash provided by operating activities to Free Cash Flow (“FCF”) and Unlevered Free Cash Flow (“UFCF”) and Unlevered Free Cash Flow as reported (all data in thousands):

	Three Months Ended September30,		Nine Months Ended September 30,
	2014	2015	2014	2015
GAAP Cash Flow from Operations	38,138	37,582	104,527	133,814
Less:
Dividend from minority interest	(167)	—	(167)	—
Capital expenditures and capital lease obligations (1)	(6,022)	(9,710)	(20,705)	(26,094)

Free Cash Flow	$31,949	$27,872	$83,655	$107,720

Plus:
Interest paid	14,309	14,338	42,578	42,449

Unlevered Free Cash Flow	$46,258	$42,210	$126,233	$150,169

Adjustments Plus:
Transaction expenses and charges	1,387	1,124	3,486	3,701
Integration and restructuring expenses	2,463	7,099	13,634	11,404
Legal advisory expenses (2)	—	725	—	1,187

Unlevered Free Cash Flow (as reported) (3)	$50,108	$51,158	$143,353	$166,461

(1)	Capital expenditures include payments under a three year capital lease for software of $11.7 million beginning in January 2014. During the three months ended September 30, 2014 and September 30, 2015, these payments amounted to $0.9 million and $1.0 million, respectively. During the nine months ended September 30, 2014 and September 30, 2015, these payments amounted to $2.7 million and $2.8 million, respectively. The remaining balance on the capital lease is $5.3 million as of September 30, 2015.
(2)	Consists of legal and related advisory expense associated with matters that are the subject of a class action lawsuit filed against the Company in May 2015.
(3)	Interest paid in the above table is disclosed in the consolidated statement of cash flows. As previously reported, interest paid in the FCF/UFCF reconciliation table was net of accrued loan interest and net interest income. If we used the previous method, the Unlevered Free Cash Flow (as reported) amounts for the three months ended September 30, 2014 and 2015 would be $50.1 million and $51.1 million, respectively and the amounts reported for the nine months ended September 30, 2014 and 2015 would be $142.7 million and $166.1 million, respectively.

The following table provides a reconciliation of income tax expense included in the Adjusted EBITDA table above and in our consolidated statements of operations and comprehensive loss to the income taxes paid amount in our consolidated statements of cash flows (all data in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
Income tax expense in consolidated statement of operations and comprehensive income (loss)	$289	$5,397	$4,776	$9,082
Less: non-cash deferred tax expense	406	(3,660)	(1,534)	(5,621)
Plus: decrease (increase) in accrued income taxes	(149)	(180)	(1,745)	513

Income taxes paid in consolidated statements of cash flows	$546	$1,557	$1,497	$3,974

The following table provides a reconciliation of net interest expense included in the adjusted EBITDA table above to net interest expense in our consolidated statements of operations and comprehensive loss and to interest paid in our consolidated statements of cash flows (all data in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
Interest expense, net (excluding amortization of deferred financing costs)	$14,305	$14,496	$41,907	$42,578
Amortization of deferred financing costs	19	21	57	62
Other income	—	—	—	(5,440)

Other (income) expense, net in consolidated statements of operations and comprehensive loss	$14,324	$14,517	$41,964	$37,200

Add:
Other income	—	—	—	5,440
Less:
Amortization of deferred financing costs	(19)	(21)	(57)	(62)
Amortization of net present value of deferred consideration	—	(207)	(5)	(488)
(Increase) decrease in accrued interest	(79)	(58)	421	43
Interest income	83	107	255	316

Interest paid in consolidated statements of cash flows	$14,309	$14,338	$42,578	$42,449

The following table reflects the reconciliation of ARPS to revenue calculated in accordance with GAAP (all data in thousands, except ARPS data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
Revenue	$160,167	$188,523	$457,909	$548,272
Purchase accounting adjustment	4,763	1,773	18,830	4,024

Adjusted revenue	$164,930	$190,296	$476,739	$552,296

Total subscribers	3,841	4,482	3,841	4,482
Average subscribers for the period	3,794	4,438	3,693	4,275
ARPS	$14.49	$14.29	$14.35	$14.36